Exhibit 99.1
November 17, 2011
Dear Shareholder:
The third quarter of 2011 showed excellent growth for your Corporation. The National Bank of Indianapolis Corporation reached total assets of $1.487 billion at September 30 compared to total assets of $1.342 billion at September 30 last year, an increase of approximately $145 million or 11%.
In the third quarter, your Corporation earned $1,441,000 or $0.58 per fully diluted share compared to $756,000 or $0.32 in the third quarter last year. Book value per share at September 30, 2011 equaled $37.78.
Results for the third quarter of 2011 included a negative provision for loan losses of ($371,000). Third quarter net charge offs totaled $1,048,000. Loans charged off in the third quarter were primarily attributable to one commercial real estate relationship and a small number of other borrowers that were affected by the general decline in the economy. The reserve is now $14,748,000, which we believe is adequate in light of the continued weakness in the economy.
Our third quarter performance also showed continued growth of the loan portfolio. Loans exceeded $945 million for a growth of $35 million or 4% since September 30, 2010. While cautious, the Bank continues to make loans to creditworthy borrowers. Deposits grew $118 million or 10% in the third quarter despite strong competition.
Fee income was another important aspect of our performance in the third quarter. For the third quarter of 2011, the Corporation generated fee income in excess of $3,699,000. Residential Mortgage Banking experienced strong demand in mortgage originations as clients moved to take advantage of lower interest rates. Also, the Wealth Management Division provided meaningful contributions to total fee income. At September 30, total assets under administration in the Wealth Management Division reached $1.319 billion. This further contributed to fee income in the third quarter.
At this time, the economic recovery is still soft. While economic growth is positive, it remains low and recent forecasts call for more of the same. Unemployment continues to be high as companies are reluctant to increase hiring or invest in expansion. The housing market remains a source of weakness. Interest rates are at historically low levels and are expected to remain low perhaps until 2014. The Federal Reserve is providing monetary stimulus by purchasing billions of dollars of securities in an effort to drive down long term interest rates. The European debt crisis threatens to cause financial turmoil and may slow economic growth even further. Until employment begins to grow in a meaningful way, collateral values will remain soft and creditworthy loan demand will remain weak.

In summary, The National Bank of Indianapolis Corporation is profitable and well-capitalized. We believe that the Corporation remains well-positioned to meet the many challenges of 2011. As always, we appreciate the numerous referrals of our shareholders and the dedication of our employees.
Sincerely,

Michael S. Maurer	Morris L. Maurer	Philip B. Roby
Chairman	President and	Executive Vice President and
	Chief Executive Officer	Chief Operating Officer
FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

THIRD QUARTER 2011 HIGHLIGHTS
Selected Balance Sheet Information

	Sept. 30, 2011	Sept. 30, 2010	Dec. 31, 2010
(in thousands)	(unaudited)	(unaudited)	(audited)
Total Assets	$1,487,169	$1,342,264	$1,441,393
Loans	945,849	910,883	901,756
Reserve for Loan Losses	(14,748)	(15,598)	(15,134)
Investment Securities	273,554	176,390	190,353
Total Deposits	1,277,850	1,159,893	1,238,840
Shareholders’ Equity	88,379	77,260	79,357
Selected Income Statement Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
(in thousands)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Interest Income	$10,197	$9,646	$30,296	$28,237
Provision for Loan Losses	(371)	1,875	2,307	4,344
Non-Interest Income	3,699	4,208	10,439	10,448
Non-Interest Expense	12,436	11,137	33,338	31,823
Pretax Income (Loss)	1,831	842	5,090	2,518
Net Income (Loss)	1,441	756	4,096	2,214
Selected Per Share Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Basic Earnings (Loss) Per Share	$0.62	$0.33	$1.76	$0.96
Diluted Earnings (Loss) Per Share	$0.58	$0.32	$1.68	$0.93
Book Value per Share	$37.78	$33.33	$37.78	$33.33

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